Registration No. 333-286162
Registration No. 333-260585
Registration No. 333-211554
Registration No. 333-166430
Registration No. 333-154417

As filed with the Securities and Exchange Commission on February 2, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Savings Financial Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Indiana	37-1567871
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

702 North Shore Drive, Suite 300, Jeffersonville, Indiana	47130
(Address of Principal Executive Offices)	(Zip Code)

First Savings Financial Group, Inc. 2025 Equity Incentive Plan
First Savings Financial Group, Inc. 2021 Equity Incentive Plan
First Savings Financial Group, Inc. 2016 Equity Incentive Plan
First Savings Financial Group, Inc. 2010 Equity Incentive Plan
First Savings Bank, F.S.B. Employees’ Savings & Profit Sharing Plan and Trust

(Full Title of the Plan)

Copy to:

Mark K. Hardwick
Chief Executive Officer
First Merchants Corporation
200 East Jackson Street
Muncie, Indiana 47305
(765) 747-1500
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ⌧
Non-accelerated filer ☐	Smaller reporting company ⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall become effective upon filing in accordance with Rule 464 promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by First Savings Financial Group, Inc. (the “Registrant”):

i.
Registration Statement (File No. 333-286162) filed with the SEC on March 27, 2025, pertaining to the registration of 138,000 shares of the common stock, par value $0.01 per share of the Registrant (the “Common Stock”), reserved for issuance under the First Savings Financial Group, Inc. 2025 Equity Incentive Plan.

ii.
Registration Statement (File No. 333-260585) filed with the SEC on October 29, 2021, pertaining to the registration of 356,058 shares of the Common Stock, reserved for issuance under the First Savings Financial Group, Inc. 2021 Equity Incentive Plan.

iii.
Registration Statement (File No. 333-211554) filed with the SEC on May 24, 2016, pertaining to the registration of 88,000 shares of the Common Stock, reserved for issuance under the First Savings Financial Group, Inc. 2016 Equity Incentive Plan.

iv.
Registration Statement (File No. 333-166430) filed with the SEC on April 30, 2010, pertaining to the registration of 355,885 shares of the Common Stock, reserved for issuance under the First Savings Financial Group, Inc. 2010 Equity Incentive Plan.

v.
Registration Statement (File No. 333-154417) filed with the SEC on October 17, 2008, pertaining to the registration of 250,000 shares of the Common Stock, reserved for issuance under the First Savings Bank, F.S.B. Employees’ Savings & Profit Sharing Plan and Trust and registering an indeterminate number of participation interests, all for offer and sale under the First Savings Bank, F.S.B. Employees’ Savings & Profit Sharing Plan and Trust.

In connection with the consummation of the merger of the Registrant with and into First Merchants Corporation, with First Merchants Corporation as the surviving corporation, effective February 1, 2026, the Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statements by deregistering all shares of the Registrant’s common stock, and all options therefor, that remain unissued and unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jeffersonville, Indiana, on February 2, 2026.

FIRST SAVINGS FINANCIAL GROUP, INC.
By:	/s/ Larry W. Myers
Larry W. Myers
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Larry W. Myers	President, Chief Executive Officer and Director	February 2, 2026
Larry W. Myers	(Principal Executive Officer)

/s/ Anthony A. Schoen *	Chief Financial Officer	February 2, 2026
Anthony A. Schoen	(Principal Financial and Accounting Officer)

/s/ Pamela Bennett-Martin *	Director	February 2, 2026
Pamela Bennett-Martin

/s/ John E. Colin *	Director	February 2, 2026
John E. Colin

/s/ Frank N. Czeschin *	Director	February 2, 2026
Frank N. Czeschin

/s/ L. Chris Fordyce *	Director	February 2, 2026
L. Chris Fordyce

/s/ Troy D. Hanke *	Director	February 2, 2026
Troy D. Hanke

/s/ John P. Lawson, Jr. *	Director	February 2, 2026
John P. Lawson, Jr.

/s/ Martin A. Padgett *	Director	February 2, 2026
Martin A. Padgett

/s/ Steven R. Stemler *	Director	February 2, 2026
Steven R. Stemler

/s/ Douglas A. York *	Director	February 2, 2026
Douglas A. York

_____________________
*	Pursuant to one or more Powers of Attorney dated October 17, 2008, April 30, 2010, May 24, 2016, October 27, 2021 and March 27, 2025.